Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

The following is a list of subsidiaries included in our consolidated financial statements and the state or country of incorporation of each:

Company Name	State or Country of Incorporation
GATX Terminals Overseas Holding Corporation (1)	Delaware
GATX Global Finance B.V. (1)	Netherlands
GATX Global Holding GmbH (1)	Switzerland
GATX Rail Europe BV (1)	Netherlands
GATX Rail Austria GmbH (1)	Austria
GATX Beteiligungs GmbH	Germany
GATX Rail Germany GmbH (2)	Germany
GATX International Limited (1)(2)	United Kingdom
GATX Engine Leasing Ltd.	United Kingdom
GATX Rail Poland Sp. z o.o. (2)	Poland
GATX Rail Canada Corporation	Canada
Trifleet Leasing Holding B.V. (3)	Netherlands
General American Transportation Holding Corp	Delaware
Grupo GATX de Mexico, Inc	Delaware
GATX de Mexico, Inc	Delaware
GATX Third Aircraft LLC (4)	Delaware
GATX Asia Investments Private Limited (5)	Singapore
GATX Rail Locomotive Group, LLC	Delaware
_______
(1) Company is a significant subsidiary as defined in Rule 1-02(w) of Regulation S-X.
(2) Company includes one foreign subsidiary.
(3) Company includes six foreign subsidiaries.
(4) Company includes three domestic subsidiaries.
(5) Company includes seven foreign subsidiaries.

Certain subsidiaries which, if considered as a single subsidiary, would not constitute a “significant subsidiary” as defined in Regulation S-X, have been omitted.